Exhibit 99.1

For Immediate Release

date: January 26, 2006

contact:

Media
Martha Monfried
Director, Public Affairs
908 662 8190 (office)
973 885 7508 (cellular)
mmonfrie@aglresources.com

Financial
Steve Cave
Director, Investor Relations
404 584 3801 (office)
scave@aglresources.com

AGL RESOURCES REPORTS 2005 EARNINGS RESULTS
Company Increases 2006 Earnings Guidance

ATLANTA, GA - (Business Wire) - Jan. 26, 2006 - AGL Resources (NYSE: ATG) today reported fiscal year 2005 net income of $193 million, or $2.50 per basic share ($2.48 per diluted share), compared with $153 million, or $2.30 per basic share ($2.28 per diluted share) in 2004. Earnings results for 2005 are based on weighted average basic shares outstanding of 77.3 million, compared to weighted average basic shares outstanding of 66.3 million in 2004.

The company previously had provided 2005 earnings guidance in the range of $2.35 to $2.45 per share. However, strong year-end results in the Wholesale Services segment drove earnings above the guidance range.

“We had an excellent year in 2005, with solid earnings contributions from each of our business units,” said D. Raymond Riddle, interim chairman and chief executive officer of AGL Resources. “I continue to be impressed by the quality of the management team, and its ability to deliver consistent, repeatable earnings growth and value to our shareholders.”

Fourth-Quarter 2005 Results

For the fourth quarter of 2005, earnings were $0.86 per basic share ($0.85 per diluted share), compared with $0.64 per basic and diluted share in the fourth quarter of 2004. Those results were based on weighted average basic shares outstanding of 77.7 million, compared to weighted average basic shares outstanding of 70.5 million for the prior-year period.

The primary driver of the improved quarterly results was substantially higher margins in the Wholesale Services segment, as a result of higher volatility and market opportunities during the quarter as compared to last year, and a decline in forward gas prices. The Distribution Operations segment also had a strong fourth quarter, reflecting the addition of a full year of the NUI utilities, as well as higher pipeline replacement revenues and increased carrying charges for natural gas stored for marketers at Atlanta Gas Light. The Corporate segment had improved results due to acquisition-related expenses incurred in 2004 that were not incurred during 2005.

2005 FULL-YEAR RESULTS BY BUSINESS SEGMENT

Distribution Operations

The Distribution Operations segment’s EBIT for 2005 was $299 million, up $52 million from the $247 million contribution in 2004. Approximately $45 million of the increase reflects the addition of a full year of the NUI utilities.

Operating margins improved by $174 million, of which approximately $165 million resulted from the full-year contribution of the NUI utilities Elizabethtown Gas, Florida City Gas and Elkton Gas - including $2 million from the Florida and New Jersey appliance businesses that have now been closed or sold. The remainder was due primarily to contributions from Atlanta Gas Light, including higher pipeline replacement revenue ($6 million), higher carrying charges for natural gas stored for marketers ($3 million) and higher net customer growth at Atlanta Gas Light. These results were offset by the $5 million annual reduction in operating revenues ordered in June 2005 by the Georgia Public Service Commission (partial-year impact of $3 million). Total operating expenses increased $124 million, nearly all of which resulted from the addition of the NUI utilities. Operating expenses at Atlanta Gas Light, Virginia Natural Gas and Chattanooga Gas were relatively flat in 2005 as compared to 2004.

The Distribution Operations segment continued to improve its performance as measured by its key operating metrics. The average number of end-use customers in 2005 was 2.24 million, compared with 1.88 million in 2004 (excluding the NUI utilities, which AGL Resources owned for only one month in 2004). On an EBIT-per-customer basis, the segment improved to $133 for 2005, compared with $131 in 2004.

Retail Energy Operations

Retail Energy Operations, comprised of SouthStar Energy Services, contributed EBIT of $63 million, an $11 million increase over its $52 million contribution in 2004. The increased EBIT contribution was driven largely by increased operating margins of $14 million, primarily the result of higher commodity margins, offset by lower asset management margins and lower late payment fees relative to last year.

Total operating expenses in the Retail Energy Operations segment decreased $1 million, primarily as a result of lower bad debt expense from collection process improvements. The amount AGL Resources records for minority interest in SouthStar’s earnings increased $4 million due to higher earnings at SouthStar.

Wholesale Services

The Wholesale Services segment, comprised of Sequent Energy Management, contributed $49 million in EBIT in 2005, a $25 million increase over its 2004 results. The increase reflects favorable market conditions and arbitrage opportunities, as well as the accelerated recovery of previously reported hedge losses associated with storage positions in the fourth quarter that originally were anticipated to be recovered in first quarter 2006.

Operating margin increased by $39 million, due primarily to storage and transportation opportunities resulting from price volatility and market disruptions during the third and fourth quarters of 2005. For the first nine months of 2005, reported operating margin was similar to that of the same period in 2004. However, during the third quarter of 2005, while Sequent created substantial economic value by serving customers during, and following, the Gulf Coast hurricanes, Sequent’s reported operating margin was negatively impacted by accounting losses associated with its storage hedges as a result of increases in forward natural gas prices of approximately $6 per MMBtu (million British thermal units). During the fourth quarter, Sequent continued to experience the effects of the hurricane season as natural gas prices continued to be volatile, enabling Sequent to further optimize storage and transportation positions at levels in excess of the prior year. Additionally, the accelerated recovery of previously reported hedge losses resulted in the recognition of $18 million of margin during the fourth quarter 2005 that otherwise would have been recognized in the first quarter 2006, based on a decline of more than $3 per MMBtu in forward New York Mercantile Exchange (NYMEX) prices during the quarter.

Operation and maintenance expenses increased $12 million in 2005, primarily as a result of higher payroll, incentive compensation and benefit-related costs and the costs of a temporary relocation of portions of Sequent’s operations during Hurricane Rita in the third quarter 2005. Additionally, depreciation expense increased $1 million during the year due to the implementation of Sequent’s new Energy Trading and Risk Management system that went into service in late 2004.

Energy Investments

The Energy Investments segment contributed EBIT of $19 million, a $12 million improvement over the prior year. The increase was driven primarily by a $9 million higher EBIT contribution from Jefferson Island Storage & Hub, reflecting the company’s full-year ownership of that asset in 2005. AGL Networks contributed $3 million of the EBIT increase, while Pivotal Propane, a peaking facility in Virginia, which began commercial operation in April 2005, contributed $2 million. Also contributing $2 million to this segment’s results were the Saltville/Virginia Gas assets formerly owned by NUI, which AGL Resources sold in August 2005 to a subsidiary of Duke Energy Corporation. These results were offset by a $4 million EBIT contribution in 2004 from the sale of certain assets related to a real estate trust and a former propane partnership.

Operating expenses in the Energy Investments segment were $23 million in 2005, a $15 million increase over the prior year. Approximately $8 million of the increase resulted from NUI’s nonutility businesses, $3 million resulted from Pivotal Jefferson Island and $1 million was contributed by Pivotal Propane.

Corporate

The Corporate segment is a non-operating segment, and as such, changes in EBIT amounts reflect the relative changes in various general and administrative expenses, such as payroll, benefits and incentives, and outside services.

The Corporate segment’s EBIT contribution improved by $5 million in 2005 relative to the prior year, primarily due to acquisition-related expenses incurred in 2004 (but not in 2005), the write-off of certain information technology assets in 2004, and lower holding company expenses in 2005 due to the prior-year settlement of certain contractual, employment and insurance claims.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for 2005 was $109 million, $38 million higher than in 2004. The increase reflects $31 million of additional interest expense associated with the NUI and Jefferson Island Storage & Hub acquisition debt and $7 million from higher interest rates and increased short-term debt balances due to higher natural gas prices in 2005 as compared to 2004. Average debt outstanding for the 12 months ended December 31, 2005 was $1.8 billion, a $0.5 billion increase over the prior year’s average outstanding debt of $1.3 billion. The company’s debt-to-capitalization ratio as of December 31, 2005, was 58 percent.

2005 income taxes were $117 million, compared with $90 million in 2004. The increase reflects $25 million of additional income taxes due to higher corporate earnings year-over-year, and $2 million due to an increase in the effective tax rate, from 37 percent in 2004 to 38 percent in 2005.

2006 EARNINGS OUTLOOK

AGL Resources expects its 2006 earnings to be in the range of $2.55 to $2.65 per share. This range represents an upward revision to the earnings guidance the company previously provided for 2006, which was in the range of $2.45 to $2.55 per share. This earnings expectation assumes normal weather and average volatility in natural gas prices. However, changes in these events or other circumstances the company cannot anticipate could materially impact earnings, and could result in earnings for 2006 significantly above or below this outlook.

Earnings Conference Call and Webcast: To gain more insight to the statements contained herein, the AGL Resources 2005 earnings conference call and Webcast, scheduled for Thursday, Jan. 26, at 9 a.m. (ET), can be accessed via the Investor Relations section of the AGL Resources Web site at www.aglresources.com. The Webcast replay of the call will be available on the Web site through the close of business on Friday, Feb. 3. The telephone replay of the call can be accessed by dialing (888) 286-8010, using passcode 28372734. International callers should dial (617) 801-6888 and use the same passcode.

About AGL Resources
AGL Resources (NYSE: ATG), an Atlanta-based energy services holding company, serves 2.2 million customers in six states through its utility subsidiaries - Atlanta Gas Light, Elizabethtown Gas in New Jersey, Virginia Natural Gas, Florida City Gas, Chattanooga Gas, and Elkton Gas in Maryland. Ranked by Forbes as one of the 10 Best Managed Utilities and No. 250 in the Forbes Platinum 400 in 2006 as well as a Fortune 1000 company in 2005, AGL Resources reported revenue of $2.7 billion and net income of $193 million in 2005.  The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the East and Midwest.  As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand.  AGL Networks, the company's telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix.  The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana.  For more information, visit www.aglresources.com.

Forward-Looking Statements
Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "can," "could," "estimate," "expect," "forecast," “future,” "indicate," "intend," "may," “outlook,” "plan," "predict," "project,” "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; impact of acquisitions and divestitures; direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions and general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather upon the temperature-sensitive portions of the business; impacts of natural disasters such as hurricanes upon the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake any obligation to update these statements to reflect subsequent changes.

Supplemental Information
Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

EBIT and operating margin should not be considered as alternatives to, or more meaningful indicators of, the company’s operating performance than operating income or net income as determined in accordance with GAAP. In addition, the company’s EBIT or operating margin may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company’s website at www.aglresources.com under the Investor Relations section.

AGL Resources Inc.
Condensed Statements of Consolidated Income
For the Three and Twelve Months Ended
December 31, 2005 and 2004
(In millions, except per share amounts)

	Three Months			Twelve Months

	12/31/2005	12/31/2004	Increase - (Decrease)	12/31/2005	12/31/2004	Increase - (Decrease)

Operating Revenues	$993	$626	$367	$2,718	$1,832	$886
Operating Expenses
Cost of Gas	665	369	296	1,626	995	631
Operation and Maintenance Expenses	143	120	23	477	377	100
Depreciation and Amortization	34	28	6	133	99	34
Taxes Other Than Income	10	9	1	40	29	11
Total Operating Expenses	852	526	326	2,276	1,500	776
Operating Income	141	100	41	442	332	110
Other Loss	(3)	(2)	(1)	(1)	-	(1)
Minority Interest	(4)	(4)	-	(22)	(18)	(4)
Earnings Before Interest & Taxes	134	94	40	419	314	105
Interest Expense	30	22	8	109	71	38
Earnings Before Income Taxes	104	72	32	310	243	67
Income Taxes	38	26	12	117	90	27
Net Income	$66	$46	$20	$193	$153	$40

Earnings per Common Share
Basic	$0.86	$0.64	$0.22	$2.50	$2.30	$0.20
Diluted	$0.85	$0.64	$0.21	$2.48	$2.28	$0.20

Shares Outstanding
Basic	77.7	70.5	7.2	77.3	66.3	11.0
Diluted	78.2	71.3	6.9	77.8	67.0	10.8

AGL Resources Inc.
EBIT Schedule
For the Three and Twelve Months Ended
December 31, 2005 and 2004
(In millions, except per share amounts)

	Three Months			Twelve Months

	12/31/2005	12/31/2004	Increase - (Decrease)	12/31/2005	12/31/2004	Increase - (Decrease)

Distribution Operations	$75	$68	$7	$299	$247	$52
Retail Energy Operations	10	11	(1)	63	52	11
Wholesale Services	49	18	31	49	24	25
Energy Investments	4	6	(2)	19	7	12
Corporate	(4)	(9)	5	(11)	(16)	5
Consolidated EBIT	134	94	40	419	314	105
Interest Expense	30	22	8	109	71	38
Income Taxes	38	26	12	117	90	27
Net Income	$66	$46	$20	$193	$153	$40

Earnings per Common Share
Basic	$0.86	$0.64	$0.22	$2.50	$2.30	$0.20
Diluted	$0.85	$0.64	$0.21	$2.48	$2.28	$0.20

AGL Resources Inc.
Reconciliation of Operating margin to Operating Revenues
For the Three and Twelve Months Ended
December 31, 2005 and 2004
(In millions)

	Three Months			Nine Months

	12/31/2005	12/31/2004	Increase - (Decrease)	12/31/2005	12/31/2004	Increase - (Decrease)

Operating Revenues	$993	$626	$367	$2,718	$1,832	$886

Cost of Gas	665	369	296	1,626	995	631

Operating Margin	$328	$257	$71	$1,092	$837	$255